Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT

dated as of October 26, 2007

among

OZ MANAGEMENT LP,

as Borrower

OZ ADVISORS LP,

as Guarantor,

OZ ADVISORS II LP,

as Guarantor

CERTAIN SUBSIDIARIES OF OZ MANAGEMENT LP,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arranger, Joint Bookrunner

and Administrative Agent,

LEHMAN BROTHERS INC.,

as Joint Lead Arranger and Joint Bookrunner,

and

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent

$750,000,000 Senior Credit Facility

i

4.7. Historical Financial Statements	45
4.8. [Reserved]	45
4.9. No Material Adverse Change	45
4.10. [Reserved]	45
4.11. Adverse Proceedings, etc.	45
4.12. Payment of Taxes	46
4.13. Title to Properties	46
4.14. No Defaults	46
4.15. Governmental Regulation	46
4.16. Margin Stock	46
4.17. Employee Benefit Plans	46
4.18. Certain Fees	47
4.19. Solvency	47
4.20. Compliance with Statutes, etc.	47
4.21. Disclosure	47
4.22. Patriot Act	47
SECTION 5. AFFIRMATIVE COVENANTS	48
5.1. Financial Statements and Other Reports	48
5.2. Existence	50
5.3. Payment of Taxes	50
5.4. Maintenance of Properties	50
5.5. Insurance	50
5.6. Books and Records; Inspections	51
5.7. [Reserved]	51
5.8. Compliance with Laws	51
5.9. [Reserved]	51
5.10. Subsidiaries; Collateral; Additional Guarantors	51
5.11. Additional Material Real Estate Assets	52
5.12. Further Assurances	52
SECTION 6. NEGATIVE COVENANTS	53
6.1. Indebtedness	53
6.2. Liens	54
6.3. Restricted Junior Payments	55
6.4. Restrictions on OZ Subsidiary Distributions	56
6.5. [Reserved]	57
6.6. [Reserved]	57
6.7. Fundamental Changes; Disposition of Assets	57
6.8. [Reserved]	58
6.9. [Reserved]	58
6.10. Transactions with Shareholders and Affiliates	58
6.11. Conduct of Business	58
6.12. [Reserved]	58
6.13. Amendments or Waivers of Organizational Documents and Certain Agreements	58
6.14. Fiscal Year	59
SECTION 7. GUARANTY	59

7.1. Guaranty of the Obligations	59
7.2. Contribution by Guarantors	59
7.3. Payment by Guarantors	60
7.4. Liability of Guarantors Absolute	60
7.5. Waivers by Guarantors	62
7.6. Guarantors’ Rights of Subrogation, Contribution, etc.	62
7.7. Subordination of Other Obligations	63
7.8. Continuing Guaranty	63
7.9. Authority of Guarantors or Borrower	63
7.10. Financial Condition of Borrower	63
7.11. Bankruptcy, etc.	64
7.12. Discharge of Guaranty Upon Sale of Guarantor	64
SECTION 8. EVENTS OF DEFAULT	64
8.1. Events of Default	64
SECTION 9. AGENTS	67
9.1. Appointment of Agents	67
9.2. Powers and Duties	67
9.3. General Immunity	67
9.4. Agents Entitled to Act as Lender	69
9.5. Lenders’ Representations, Warranties and Acknowledgment	69
9.6. Right to Indemnity	70
9.7. Successor Administrative Agent	70
9.8. Collateral Documents and Guaranty	71
9.9. Withholding Taxes	71
SECTION 10. MISCELLANEOUS	72
10.1. Notices	72
10.2. Expenses	73
10.3. Indemnity	74
10.4. Set-Off	74
10.5. Amendments and Waivers	75
10.6. Successors and Assigns; Participations	76
10.7. Independence of Covenants	80
10.8. Survival of Representations, Warranties and Agreements	80
10.9. No Waiver; Remedies Cumulative	80
10.10. Marshalling; Payments Set Aside	80
10.11. Severability	80
10.12. Obligations Several; Independent Nature of Lenders’ Rights	81
10.13. Non-Recourse Nature of Obligations	81
10.14. Headings	81
10.15. APPLICABLE LAW	81
10.16. CONSENT TO JURISDICTION	81
10.17. WAIVER OF JURY TRIAL	82
10.18. Confidentiality	82
10.19. Usury Savings Clause	83
10.20. Counterparts	84
10.21. Effectiveness	84

10.22. Patriot Act	84
10.23. Electronic Execution of Assignments	84
10.24. No Fiduciary Duty	84
10.25. Amendment and Restatement	85
10.26. Reaffirmation	85

APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses, Principal Office

SCHEDULES:	1	OZ Funds
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.7	Liabilities
	4.12	Payment of Taxes
	5.10	Collateral Requirements
	6.1	Certain Indebtedness
	6.4	Certain Restrictions on Subsidiary Distributions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Note
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate Re Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Intercompany Note
	J	Joinder Agreement

AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT

This AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of October 26, 2007, is entered into by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as Guarantor, CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Joint Lead Arranger, Joint Bookrunner and Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner (together with GSCP in such capacities, “Arrangers”), and LEHMAN COMMERCIAL PAPER INC. (“LCPI”), as Syndication Agent (in such capacity, “Syndication Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals and the preamble to this Agreement shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Borrower, Advisors, Advisors II and certain Subsidiaries of Borrower, as Guarantors, the lenders party thereto from time to time (the “Existing Lenders”), GSCP, as joint lead arranger, joint bookrunner and administrative agent, LBI, as joint lead arranger and joint bookrunner, and LCPI, as syndication agent, entered into that certain Credit and Guaranty Agreement, dated as of July 2, 2007 (the “Existing Credit Agreement”), pursuant to which the Existing Lenders extended certain senior credit facilities to Borrower;

WHEREAS, Borrower desires that the Existing Lenders and other parties hereto agree to amend and restate the Existing Credit Agreement in its entirety to: (i) permit certain distributions and other transactions contemplated by the Form S-1 Registration Statement of Och-Ziff Capital Management Group LLC (“Issuer”), initially filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2007, as amended by Amendment No. 1, filed with the SEC on August 13, 2007, Amendment No. 2, filed with the SEC on September 19, 2007, and Amendment No. 3, filed with the SEC on October 11, 2007, Amendment No. 4, filed with the SEC on October 16, 2007, Amendment No. 5, filed with the SEC on October 22, 2007, and Amendment No. 6, filed with the SEC on October 25, 2007 (collectively, the “S-1”), and (ii) make certain other changes as more fully set forth herein, which amendment and restatement shall become effective upon the Effective Date (as defined below);

WHEREAS, a number of Lenders comprising Requisite Lenders have, on or prior to the Effective Date, authorized Administrative Agent to execute this Agreement on behalf of all Lenders;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the Obligations outstanding on the Effective Date as contemplated hereby; and

WHEREAS, it is the intent of Credit Parties to confirm that all Obligations of the Credit Parties under the other Credit Documents, as amended hereby or on or as of the date hereof, shall continue in full force and effect and that, from and after the Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree to amend and restate the Existing Credit Agreement as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by GSCP for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower, Advisors, Advisors II or any OZ Subsidiary) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Borrower, Advisors, Advisors II or any OZ Subsidiary, threatened in writing against Borrower, Advisors, Advisors II or any OZ Subsidiary, or any property of Borrower, Advisors, Advisors II or any OZ Subsidiary.

“Advisors” as defined in the preamble hereto.

“Advisors II” as defined in the preamble hereto.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the Securities having ordinary voting power for the election of directors, managing general partners or the equivalent of such Person.

“Agent” means each of Administrative Agent and Syndication Agent.

“Agent Affiliates” as defined in Section 10.1(b).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Amended and Restated Credit and Guaranty Agreement, dated as of October 26, 2007, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin’” means a percentage, per annum, equal to 0.75%.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the lenders by means of electronic communications pursuant to Section 10.1(b).

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of any Credit Party’s or any of the OZ Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests of any OZ Subsidiary, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business, (ii) dispositions of assets no longer used or useful in the conduct of business or the dispositions of accounts receivable in connection with the collection or compromise thereof, (iii) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any Credit Party or OZ Subsidiary, (iv) dispositions of property to any Credit Party or OZ Subsidiary; provided that if the transferor is a Credit Party, then the transferee must also be a Credit Party, (v) sales, leases or licenses of other assets for consideration of less than $5,000,000 with respect to any transaction or series of related transactions and less than $10,000,000 in the aggregate during any Fiscal Year, (vi) sales or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions and (viii) issuances by the Borrower, Advisors and/or Advisors II to any Person other than a Credit Party or an OZ Subsidiary of its Equity Interests or Class C Non-Equity Interests.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“AUM” as defined in Section 3.1(e).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal

Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with the accounting principles used in the preparation of the Historical Financial Statements, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit denominated in a Permitted Currency of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A 1 or the equivalent thereof or from Moody’s is at least P 1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A 1 (or the equivalent thereof) or better by S&P or P 1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with the accounting principles used in the preparation of the Historical Financial Statements as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (i) Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least 25% on a fully diluted basis of the economic and voting interests in the Equity Interests of Borrower, Advisors and Advisors II; and (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Permitted Holders shall have acquired beneficial ownership on a fully diluted basis of a percentage of the total voting and/or economic interest in the Equity Interests of Borrower, Advisors and Advisors II greater than such percentage interests owned and controlled by Permitted Holders.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche B Term Loan Exposure and (b) Lenders having New Term Loan Exposure of each Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche B Term Loans and (b) each Series of New Term Loans.

“Class A Shares” means the Class A limited liability company interests of the Issuer.

“Class C Non-Equity Interest” means a unit representing a non-equity interest in each of Borrower, Advisors and Advisors II on which discretionary income allocations may be made to existing and future partners of Borrower, Advisors and Advisors II, as described in the S-1.

“Closing Date” means July 2, 2007, the date on which the Tranche B Term Loans were made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Collateral” as defined in Schedule 5.10.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Administrative Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Administrative Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Combined Adjusted EBITDA” means, for any period, an amount determined for Credit Parties and the OZ Subsidiaries on a combined basis equal to (i) Combined Net Income, plus, to the extent reducing Combined Net Income, the sum, without duplication, of amounts for (a) Combined Interest Expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, (e) other non-Cash charges reducing Combined Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period) and (f) any non-recurring and unusual losses deducted in calculating, Combined Net Income, minus (ii) (a) other non-Cash gains increasing Combined Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period) and (b) to the extent not deducted in determining Combined Net Income, any cash payments or distributions made on or with respect to the Class C Non-Equity Interests. Notwithstanding anything to the contrary herein, any impacts related to the Restricted Junior Payments under Section 6.3(b) through (g) shall be disregarded in determining Combined Adjusted EBITDA.

“Combined Capital Expenditures” means, for any period, the aggregate of all expenditures of Credit Parties and the OZ Subsidiaries during such period determined on a combined basis that, in accordance with the accounting principles used in the preparation of the Historical Financial Statements, are or should be included in “purchase of property and equipment” or similar items reflected in the combined statement of cash flows of Credit Parties and the OZ Subsidiaries.

“Combined Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with the accounting principles used in the preparation of the Historical Financial Statements and capitalized interest) of Credit Parties and the OZ Subsidiaries on a combined basis with respect to all outstanding Indebtedness of Credit Parties and the OZ Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amount not payable in Cash and any amounts referred to in Section 2.11 payable on or before the Closing Date.

“Combined Net Income” means, for any period, (i) the net income (or loss) of Credit Parties and the OZ Subsidiaries on a combined basis for such period taken as a single accounting period determined in conformity with the accounting principles used in the preparation of the Historical Financial Statements, minus, to the extent not deducted in determining the net income pursuant to clause (i) above, (ii) (a) the income (or loss) of any Person (other than an OZ Subsidiary) in which any other Person (other than Credit Parties or any of the OZ Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Credit Party or any of the OZ Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes an OZ Subsidiary or is merged into or consolidated with a Credit Party or any of the OZ Subsidiaries or that Person’s assets are acquired by a Credit Party or any of the OZ Subsidiaries,

(c) the income of any OZ Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that OZ Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that OZ Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Combined Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Credit Parties and the OZ Subsidiaries determined on a combined basis in accordance with the accounting principles used in the preparation of the Historical Financial Statements.

“Commitment” means any Term Loan Commitment or New Term Loan Commitment.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, when delivered, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Loan.

“Credit Party” means Borrower and each Guarantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’ and the OZ Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deferred Amounts” means any amounts to be paid under any Deferred Fee Agreement (including deferred fees and all amounts credited to any deferred fee account) with respect to any incentive fees that have been or will be deferred pursuant to any Deferred Fee Agreement to which the Borrower or any Guarantor is party payable to the Borrower or a Guarantor by a Person (x) other than an OZ Subsidiary and (y) that is not organized under the laws of the United States or any of its political subdivisions (provided that no more than 50% per year of all incentive fees for services performed for any year beginning after December 31, 2007 will be so deferred).

“Deferred Fee Agreement” means an agreement pursuant to which fees for investment management services are deferred before they are earned.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date. For the avoidance of doubt, Disqualified Equity Interests shall not include Och-Ziff Operating Group A Units or Och-Ziff Operating Group B Units.

“Distribution” means any distribution of the proceeds of the Term Loans (including earnings thereon) to any of Borrower’s equity holders.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Material Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions precedent set forth in Section 3.3 shall have been satisfied or waived in accordance with the terms hereof.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans; provided, no Affiliate of a Credit Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding Class C Non-Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Credit Party or any of the OZ Subsidiaries shall continue to be considered an ERISA Affiliate of such Credit Party or any such OZ Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Credit Party or such OZ Subsidiary and with respect to liabilities arising after such period for which such Credit Party or such OZ Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to a Credit Party, any of the OZ Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which can be reasonably expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation hereunder or under any other Credit Document, (a) taxes imposed on or measured by its overall net income or gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction and (c) in the case of a Non-US Lender, any withholding tax that is imposed on amounts payable to such Non-US Lender at the time such Non-US Lender becomes a party hereto (or designates a new lending office) or is attributable to such Non-US Lender’s failure or inability (other than as a result of a change in law after the date on which such Lender becomes a party to this Agreement) to comply with Section 2.20(c), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or other Credit Party with respect to such withholding tax pursuant to Section 2.20(b).

“Existing Credit Agreement” as defined in the recitals hereto.

“Existing Lenders” as defined in the recitals hereto.

“Expense Allocation Agreement” means one or more agreements to be entered into among the Issuer, Och-Ziff Corp, Och-Ziff Holding, the Borrower, Advisors and Advisors II, providing for the allocation of certain expenses as described in the S-1, as the same may be amended, supplemented, modified or replaced from time to time.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share” as defined in Section 7.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the fee letter, dated as of June 26, 2007, between Borrower, GSCP, Lehman Brothers Inc., Lehman Brothers Commercial Bank and LCPI.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of the Credit Parties and the OZ Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Credit Parties and the OZ Subsidiaries ending on December 31 of each calendar year; provided the Fiscal Year of Och-Ziff India Private Limited shall end on March 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Administrative Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any OZ Subsidiary that is not a Domestic Subsidiary.

“Free Cash Flow” means, for any period, an amount equal to (a) Combined Adjusted EBITDA for such period, less (b) the sum of (i) Combined Interest Expense for such period plus (ii) Combined Capital Expenditures made during such period plus (iii) Permitted Tax Distributions during such period, plus (or minus) (c) the net realized gains (or losses) on investments during such period plus (d) dividends and interest from investments.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“GSCP” as defined in the preamble hereto.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means (i) Advisors, (ii) Advisors II and (iii) each Domestic Subsidiary of Borrower, Advisors or Advisors II unless, in the case of each such Domestic Subsidiary, (a) such Domestic Subsidiary being a Guarantor would require the consent of a third party or is otherwise contractually prohibited or (b) such Domestic Subsidiary is not wholly owned by the Borrower or a Guarantor or any of their Subsidiaries.

“Guarantor Subsidiary” means each Guarantor other than Advisors and Advisors II.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty and satisfactory to Administrative Agent.

“Hedge Fund” means any hedge fund created after the Closing Date and managed, directly or indirectly, by a Credit Party or any of its Subsidiaries or Affiliates or any of its investment advisors.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of the Och-Ziff Operating Group, for the immediately preceding three Fiscal Years, consisting of combined balance sheets and the related combined statements of income, changes in member’s equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of the Och-Ziff Operating Group as at March 31, 2007, consisting of a combined balance sheet and the related combined statements of income and cash flows for the three-month period ending on such date, certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of the Och-Ziff Operating Group as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Increased Amount Date” as defined in Section 2.24.

“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with the accounting principles used in the preparation of the Historical Financial Statements; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than (a) trade account payables in the ordinary course of business and (b) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with the accounting principles used in the preparation of the Historical Financial Statements and if not paid after becoming due and payable); (v) all indebtedness (excluding prepaid interest thereon) secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) all reimbursement obligations arising under any letter of credit; (vi) Disqualified Equity Interests, (vii) net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for purposes of calculating the Leverage Ratio; and (viii) all Guarantees of such Person in respect of any of the foregoing. Notwithstanding anything to the contrary herein, accrued distributions to any Permitted Holder in respect of Deferred Income Distributions, Investment Distributions and 2007 Management Fee Distributions (in each case as defined in the S-1) shall not constitute Indebtedness.

The amount of Indebtedness of any Person for purposes of clause (v) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and

(ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) the commitment letter (and any related fee letter) delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement.

“Indemnitee” as defined in Section 10.3.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note to be in form and substance reasonably satisfactory to Administrative Agent evidencing Indebtedness owed among Credit Parties and the OZ Subsidiaries.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or nine or twelve months if the Lenders agree), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business

Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Credit Parties’ and the OZ Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of a Credit Party or any OZ Subsidiary.

“Issuer” as defined in the recitals hereto.

“Joinder Agreement” means an agreement substantially in the form of Exhibit J.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“LCPI” as defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date or the Effective Date, as the case may be, but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be) including, without limitation, each such Affiliate that appoints Administrative Agent as its agent and agrees to be bound by the Credit Documents as a Secured Party, subject to Section 9.8(c).

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter, or other date of determination, of (i) Combined Total Debt (net of Cash and Cash Equivalents) as of such day to (ii) Combined Adjusted EBITDA for the four-Fiscal Quarter period ending on such date or most recently ended prior to such date of determination.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing.

“Loan” means a Tranche B Term Loan and a New Term Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse change with respect to (i) the operations, business, properties, liabilities (actual or contingent) or financial condition of the Credit Parties and the OZ Subsidiaries taken as a whole; (ii) material impairment of the ability of any Credit Party to fully and timely perform its Obligations; or (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party.

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a fair market value in excess of $500,000,000 as of the date of the acquisition thereof.

“Material Subsidiary” means any OZ Subsidiary that either directly or indirectly through another OZ Subsidiary (a) generates any revenues or cash flow of $5,000,000 or more in any fiscal year or (b) owns assets with an aggregate value greater than or equal to $15,000,000 (excluding the value of leasehold improvements up to an aggregate value of $25,000,000); provided that “Material Subsidiary” shall not include 57 Aviation Services, LLC.

“Mortgage” means a Mortgage to be in form and substance reasonably satisfactory to Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by any Credit Party or any of the OZ Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of any Credit Party or any of the OZ Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, minus (ii) (a) any actual costs and expenses incurred by any Credit Party or any of the OZ Subsidiaries in connection with the adjustment or settlement of any claims of such Credit Party such OZ Subsidiary in respect thereof, and (b) any bona fide direct and indirect costs and expenses incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“New Term Loan Commitments” as defined in Section 2.24.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.24.

“New Term Loan Maturity Date” means the date that New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.24.

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-US Lender” as defined in Section 2.20(c).

“Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Och-Ziff Corp” means Och-Ziff Holding Corporation, a Delaware corporation.

“Och-Ziff Holding” means Och-Ziff Holding LLC, a Delaware limited liability company.

“Och-Ziff Operating Group” shall have the meaning ascribed thereto in the audited financial statements in the S-1.

“Och-Ziff Operating Group A Unit” means a Class A operating group unit in Borrower, Advisors or Advisors II, as described in the S-1.

“Och-Ziff Operating Group B Unit” means a Class B operating group unit in Borrower, Advisors or Advisors II, as described in the S-1.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended,

(ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“OZ Fund” means each of (a) each of the entities set forth on Schedule 1 and any Subsidiaries of such entities (b) any Private Equity Fund, Hedge Fund or any other public or private investment fund created after the Closing Date and managed, directly or indirectly, by a Credit Party or any of its Subsidiaries or Affiliates or any of its investment advisors.

“OZ Subsidiary” means any Subsidiary of a Credit Party, other than an OZ Fund or any of its Subsidiaries.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Currency” means Japanese Yen, Euro, Hong Kong Dollar, Swiss Franc and UK Sterling.

“Permitted Holders” means Daniel Och and any spouse and other immediate family member of Daniel Och (together with their lawful heirs and beneficial trusts established for estate planning purposes and controlled directly or indirectly by one or more of them).

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Tax Distributions” as defined in Section 6.3(a).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(i).

“Pledge and Security Agreement” means a Pledge and Security Agreement to be executed by Borrower and each Guarantor to be in form and substance reasonably satisfactory to Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Private Equity Fund” means any private equity fund created after the Closing Date and managed, directly or indirectly, by a Credit Party or any of its Subsidiaries or Affiliates or any of its investment advisors.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of that Lender by (b) the aggregate Tranche B Term Loan Exposure of all Lenders and (ii) with respect to all payments, computations and other matters relating to New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Tranche B Term Loan Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Tranche B Term Loan Exposure and the aggregate New Term Loan Exposure of all Lenders.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property; provided that, for the avoidance of doubt, such term shall not include an interest in any OZ Fund or its Subsidiaries.

“Reconciliation Statement” as defined in Section 5.1(d).

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act as in effect from time to time.

“Reimbursement Date” as defined in Section 2.4(d).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Replacement Lender” as defined in Section 2.23.

“Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Tranche B Term Loan Exposure, Lenders holding more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders; and (ii) for each Class of Lenders having New Term Loan Exposure, Lenders holding more than 50% of the aggregate New Term Loan Exposure of that Class. Notwithstanding the foregoing, (w) so long as GSCP holds 66 2/3% or more of the aggregate Tranche B Term Loan Exposure of all Lenders, Requisite Class Lenders with respect to such Class shall mean GSCP and LCPI, (x) so long as GSCP holds 66 2/3% or more of the aggregate New Term Loan Exposure of all Lenders, Requisite Class Lenders with respect to such Class shall mean GSCP and LCPI, (y) so long as GSCP holds less than 66 2/3% but more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders, Requisite Class Lenders with respect to such Class shall mean GSCP and one other Lender, and (z) so long as GSCP holds less than 66 2/3% but more than 50% of the aggregate New Term Loan Exposure of all Lenders, Requisite Class Lenders with respect to such Class shall mean GSCP and one other Lender.

“Requisite Lenders” means one or more Lenders having or holding Tranche B Term Loan Exposure, and/or New Term Loan Exposure and representing more than 50% of the sum of (i) the aggregate Tranche B Term Loan Exposure of all Lenders, and (ii) the aggregate New Term Loan Exposure of all Lenders. Notwithstanding the foregoing, (x) so long as GSCP holds 66 2/3% or more of the aggregate Term Loan Exposure of all Lenders, and 66 2/3% or more of the aggregate New Term Loan Exposure of all Lenders, Requisite Lenders shall mean GSCP and LCPI and (y) so long as GSCP holds less than 66 2/3% but more than 50% of the aggregate Term Loan Exposure of all Lenders, and less than 66 2/3% but more than 50% of the aggregate New Term Loan Exposure of all Lenders, Requisite Lenders shall mean GSCP and one other Lender.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of Borrower, Advisors or Advisors II now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Borrower, Advisors or Advisors II now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of Borrower, Advisors or Advisors II now or hereafter outstanding; and (iv) management or similar fees payable to Och-Ziff Corp, Och-Ziff Holding or any of their respective Affiliates (other than Credit Parties or the OZ Subsidiaries).

“S-1” as defined in the recitals hereto.

“SEC” as defined in the recitals hereto.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Series” as defined in Section 2.24.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Person on any date of determination, (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person. (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital and (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature in their ordinary course. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subject Transaction” as defined in Section 1.3.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Tax Distribution Event of Default” means (a) any Event of Default under Section 8.1(a), (f) or (g) and (b) a breach by Borrower under Section 6.1, 6.2, 6.3 or 6.7 that results in a Default or Event of Default.

“Term Loan” means a Tranche B Term Loan or a New Term Loan.

“Term Loan Commitment” means the Tranche B Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

“Term Loan Maturity Date” means the Tranche B Term Loan Maturity Date and the New Term Loan Maturity Date of any Series of New Term Loans.

“Terminated Lender” as defined in Section 2.23.

“Tranche B Term Loan” means a Tranche B Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $750,000,000.

“Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B Term Loans of such Lender; provided, at any time prior to the making of the Tranche B Term Loans, the Tranche B Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche B Term Loan Commitment.

“Tranche B Term Loan Maturity Date” means the earlier of (i) the fifth anniversary of the Closing Date, and (ii) the date that all Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Transaction Costs” means the fees, costs, commissions and expenses payable by Credit Parties or any of the OZ Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Lender” as defined in Section 2.20(c).

“Unadjusted Eurodollar Rate Component” means that component of the interest costs to Borrower in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Administrative Agent pursuant to Section 5.1(a) and 5.1(b) shall be prepared substantially in accordance with GAAP (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Subject Transactions. With respect to any period during which an acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining the Leverage Ratio, Combined Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Borrower) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Credit Parties and the OZ Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Term Loans incurred during such period).

1.4. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms “lease” and “license” shall include “sub-lease” and “sub-license,” as applicable.

This Agreement amends and restates the Existing Credit Agreement; any reference in any of the other Credit Documents to the Existing Credit Agreement (however defined) shall mean this Agreement.

SECTION 2. LOANS

2.1. Tranche B Term Loan.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Tranche B Term Loan to Borrower in an amount equal to such Lender’s Tranche B Term Loan Commitment.

Borrower may make only one borrowing under the Tranche B Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than the Tranche B Term Loan Maturity Date. Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche B Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than one Business Day prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Tranche B Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Tranche B Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2. [Reserved].

2.3. [Reserved].

2.4. [Reserved].

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Proceeds. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and Tranche B Term Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan. Borrower hereby designates GSCP to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche B Term Loan or New Term Loan, as the case may be.

2.8. Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of a Base Rate Loan, at the Base Rate; or

(ii) in the case of a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Eurodollar Rate Loan with an Interest Period of three (3) months.

(c) In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. So long as no Default or Event of Default shall have occurred and be continuing, in the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Base Rate Loan) will be automatically converted into a Eurodollar Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Eurodollar Rate Loan will remain as, or (if not then outstanding) will be made as, a Eurodollar Rate Loan with an Interest Period of three (3) months). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of three (3) months. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.9. Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $2,500,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,500,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar

Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), any overdue amounts shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees. Borrower agrees to pay to Agents all fees in the amounts and at the times agreed upon in the Fee Letter.

2.12. Scheduled Payments. The principal amount of the Tranche B Term Loans shall be repaid in consecutive equal quarterly installments (each, an “Installment”) in the aggregate amount of 1.00% per annum on the last day of each Fiscal Quarter which ends on or after December 31, 2008, with the remaining balance due on the Term Loan Maturity Date. Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the Tranche B Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

2.13. Voluntary Prepayments.

(a) At any time and from time to time:

(i) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; and

(ii) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $2,500,000 and integral multiples of $500,000 in excess of that amount.

(b) All such prepayments shall be made:

(i) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(ii) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for the Term Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

2.14. Mandatory Prepayments.

(a) Insurance/Condemnation Proceeds. No later than ten Business Days following the date of receipt by Credit Parties or any of the OZ Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15(a) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that, so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more OZ Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one year of receipt thereof in assets useful to the business of Credit Parties and the OZ Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.

2.15. Application of Prepayments.

(a) Application of Prepayments of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) or Section 2.14(a) shall be applied on a pro rata basis to reduce the remaining outstanding principal amounts of the Term Loans.

(b) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

2.16. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Administrative Agent hereunder in respect of any of the Obligations shall be applied as follows:

first, to the payment of all costs and expenses of such sale, collection or other realization of any Collateral, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification hereunder (in its capacity as Administrative Agent and not as a Lender) and all advances made by Administrative

Agent hereunder for the account of the applicable grantor, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof and the Collateral Documents;

second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and

third, to the extent of any excess of such payments or proceeds, to the payment to or upon the order of whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.17. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.18. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to the Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to the Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind the Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax covered by Section 2.20(b) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within 15 days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.20. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than any Excluded Tax payable by any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any

Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay or cause to be paid any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) subject to Section 2.20(c), the sum payable by the relevant Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower or Administrative Agent to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and is claiming the “portfolio interest exemption”, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed to deliver the forms, certificates or other evidence referred to in the first sentence of this Section 2.20(c); provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d) Treatment of Certain Refunds. If Administrative Agent or any Lender determines that it has received a refund of any Taxes with respect to which any Credit Party has paid additional amounts pursuant to Section 2.20(b), it shall pay to such Credit Party an amount equal to such refund (but only to the extent of additional amounts paid by such Credit Party with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.

2.21. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22. [Reserved].

2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; or (c) for any reason any Lender shall have (i) failed to fund any portion of the Term Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (ii) otherwise failed to pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (iii) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding (each a “Defaulting Lender”), then, with respect to each such Increased-Cost Lender, Non-Consenting Lender or Defaulting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2)

on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.24. Incremental Facilities. Borrower may by written notice to GSCP elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an amount not in excess of $200,000,000 in the aggregate and not less than $20,000,000 individually (or such lesser amount which shall be approved by Administrative Agent), and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom Borrower proposes any portion of such New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments, as applicable; (2) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 3.2 shall be satisfied; (3) Credit Parties and their Subsidiaries shall be in pro forma compliance with a Leverage Ratio of not greater than 3.00 to 1:00 after giving effect to such New Term Loan Commitments and the New Term Loans funded thereunder or contemplated to be funded thereunder; (4) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, each New Term Loan Lender and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.20(c); and (5) Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the New Term Loan Commitments. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series.

The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Tranche B Term Loans. In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of Tranche B Term Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the final maturity of the Tranche B Term Loans, (iii) the amortization schedule applicable to the New Term Loans of each Series shall be identical to, or longer than, the amortization schedule applicable to the Tranche B Term Loans and (iv) the rate of interest applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Syndication Agent and Administrative Agent, to effect the provision of this Section 2.24.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) to the extent applicable, resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by its secretary or an Authorized Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable

Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Credit Parties and their Subsidiaries shall be as set forth on Schedule 4.1. On the Closing Date, after giving effect to the funding of the Term Loans, Borrower and Guarantors shall have no outstanding Indebtedness other than the Term Loans.

(d) Assets Under Management. Administrative Agent shall be satisfied that the total assets under management (“AUM”) of Borrower shall be not less than 85% of the total AUM of Borrower at the Fiscal Quarter ended March 31, 2007.

(e) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the execution, delivery and performance of the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.

(f) Financial Statements. Administrative Agent shall have received from Borrower the Historical Financial Statements.

(g) Opinions of Counsel to Credit Parties. Administrative Agent and its counsel shall have received three originally executed copies of the favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Credit Parties, substantially in the form of Exhibit D and as to such other matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(h) Fees. Borrower shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11.

(i) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Borrower attesting that, on the Closing Date, Borrower and the OZ Subsidiaries are, on a consolidated basis, Solvent.

(j) Closing Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(k) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding or hearing or other legal or regulatory developments, pending in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(l) Patriot Act. Administrative Agent shall have received all documentation and other information requested in writing by Administrative Agent and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

3.2. Further Conditions to All Term Loans.

(a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice in accordance with Section 2.1(b);

(ii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respect on and as of such earlier date; and

(iii) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

3.3. Effective Date. This Agreement shall be effective as of the date on which Administrative Agent shall have received sufficient copies of this Agreement originally executed and delivered by each Credit Party, Lender, Administrative Agent and Syndication Agent.

3.4. Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation; provided each such notice shall be promptly confirmed in writing. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Credit Extensions to be made thereby, the Credit Parties each represent and warrant to each Lender, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by the Credit Documents):

4.1. Organization; Requisite Power and Authority; Qualification. Each of the Credit Parties and the OZ Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified on Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, except as would not reasonably be expected to have a Material Adverse Effect, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing would not be reasonably expected to have a Material Adverse Effect.

4.2. Equity Interests and Ownership. The Equity Interests of each Credit Party and each of their Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Credit Party or any of their respective Subsidiaries is a party requiring, and there is no membership interest or other Equity Interest of any Credit Party or any of their respective Subsidiaries outstanding which upon conversion or exchange would require, the issuance by any Credit Party or any of their respective Subsidiaries of any additional membership interests or other Equity Interest of any Credit Party or any of their respective Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interest of any Credit Party or any of their respective Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Credit Parties and their Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the transactions contemplated by the Credit Documents.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party and OZ Subsidiary that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to such Credit Party, (ii) any of the Organizational Documents of such Credit Party, or (iii) any order, judgment or decree of any court or other agency of government binding such Credit Party, in each case, except to the extent such violation would not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Credit Party except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party (other than any Liens created under any of the Credit Documents in favor of Administrative Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Credit Party or any of their respective Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.5. Governmental Consents. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) registrations, consents, approvals, notices and other actions which have been duly obtained, taken, given or made and are in full force and effect and (b) those registrations, consents, approvals, notices and other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each of the Credit Parties that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, none of the Credit Parties nor any of the OZ Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto other than (a) the liabilities reflected on Schedule 4.7, (b) obligations arising under this Agreement and (c) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Credit Parties nor any of the OZ Subsidiaries is obligated with respect to any Indebtedness other than as specified on Schedule 6.1.

4.8. [Reserved].

4.9. No Material Adverse Change. Since December 31, 2006, no Material Adverse Effect has occurred and is continuing.

4.10. [Reserved].

4.11. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. None of the Credit Parties nor any OZ Subsidiary (a) is in violation of any applicable laws that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b), to such Credit Party’s or OZ Subsidiary’s knowledge, is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

4.12. Payment of Taxes. Except as otherwise permitted under Section 5.3, as set forth on Schedule 4.12 or as would not reasonably be expected to have a Material Adverse Effect, all tax returns and reports of any Credit Party or OZ Subsidiary required to be filed by any of them have been timely filed, and all taxes due and payable by any Credit Party and all assessments, fees and other governmental charges upon any Credit Party or OZ Subsidiary and upon their respective properties, assets, income and businesses which are due and payable have been timely paid, other than those which are being contested by such Credit Party or OZ Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with the accounting principles used in the preparation of the Historical Financial Statements shall have been made or provided therefor.

4.13. Title to Properties. Each of the Credit Parties and the OZ Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of its respective properties and assets necessary in the ordinary conduct of its business, in each case except for assets disposed of since the date of the most recent financial statements delivered pursuant to Section 5.1 in the ordinary course of business or as otherwise permitted under Section 6.8 and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens except for minor defects in title that do not materially interfere with any Credit Party’s or any OZ Subsidiary’s ability to conduct its business or to utilize such assets for their intended purposes.

4.14. No Defaults. None of the Credit Parties nor any of the OZ Subsidiaries is in default under any of its material Contractual Obligations that would reasonably be expected to have a Material Adverse Effect.

4.15. Governmental Regulation. None of the Credit Parties nor any of their Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. None of the Credit Parties nor any of their Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.16. Margin Stock. None of the Credit Parties nor any of their Subsidiaries owns any Margin Stock.

4.17. Employee Benefit Plans. In each case, except as would not reasonably be expect to have a Material Adverse Effect, each of the Credit Parties and the OZ Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material aspects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material aspects all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Credit Parties or any of the OZ Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Credit Parties or any of the OZ Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Credit Party or OZ Subsidiary or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. Each of the Credit Parties and the OZ Subsidiaries and each of their respective ERISA Affiliates has complied in all material aspects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.18. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Credit Documents.

4.19. Solvency. As of the Closing Date, the Credit Parties and the OZ Subsidiaries, on a consolidated basis, are Solvent.

4.20. Compliance with Statutes, etc. Each of the Credit Parties and the OZ Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.21. Disclosure. No reports, certificates or written statements furnished to Administrative Agent by or on behalf of any Credit Party or OZ Subsidiary for use in connection with the transactions contemplated hereby (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state a material fact (known to Borrower, Advisors or Advisors II, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; provided that, with respect to any projections and pro forma financial information contained in such materials, the Borrower represents only that such information is based upon good faith estimates and assumptions believed by Borrower, Advisors or Advisors II to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

4.22. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of the OZ Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Borrower will deliver to Administrative Agent, for further distribution to each Arranger and Lenders:

(a) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of the first three Fiscal Quarters, commencing with the Fiscal Quarter in which the Closing Date occurs, (i) following the IPO, the consolidated balance sheet of Issuer and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of Issuer and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and (ii) prior to the IPO, the combined balance sheet of the Och-Ziff Operating Group as at the end of such Fiscal Quarter and the related combined statements of operations and cash flows of the Och-Ziff Operating Group for such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, in each case setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheet of Issuer and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, partners’ equity and cash flows of Issuer and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Issuer, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the financial position of Issuer as at the dates indicated and the results of its operations and its cash flows for the periods indicated;

(c) Compliance Certificate. No later than five days after delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;

(d) Statements of Reconciliation. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Issuer delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation with respect to “Economic Income” for all such prior financial statements in form and substance satisfactory to Administrative Agent. In addition, beginning with the financial statements for the Fiscal Quarter first ended after the IPO, (i) concurrently with the delivery of the financial statements referred to in clause (a) above, a written reconciliation of such financial statements showing adjustments between combined financial statements for the Och-Ziff Operating Group and the consolidated financial statements for the Issuer and its Subsidiaries, in form and substance reasonably acceptable to the Administrative Agent and in any event sufficient to permit the calculation of the financial measurements under Sections 6.1(l) and 6.3(h) (a “Reconciliation Statement”) and (ii) within 20 Business Days of the delivery of the financial statements in clause (b) above, a Reconciliation Statement, together with agreed-upon procedures from the accounting firm that performed the audit of such financial statements;

(e) Notice of Default. Promptly upon any officer of Borrower, Advisors or Advisors II obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower, Advisors or Advisors II with respect thereto; (ii) that any Person has given any notice to any Credit Party or any of their respective Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f) [Reserved].

(g) Information Regarding Collateral. On and after December 31, 2007, Borrower will furnish to Administrative Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower also agrees promptly to notify Administrative Agent if any material portion of the Collateral is damaged or destroyed;

(h) Other Information. Such other information and data with respect to Credit Parties or any of their Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(i) Certification of Public Information. Borrower, Advisors and Advisors II shall use commercially reasonable efforts to indicate in writing, concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, whether such document or notice contains Nonpublic Information. Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Borrower, Advisors, Advisors II, their respective Subsidiaries or their respective securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Nonpublic Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Borrower, Advisors, Advisors II, their respective Subsidiaries and their respective securities.

5.2. Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of the OZ Subsidiaries to, at all times (a) preserve and keep in full force and effect its legal existence under the laws of its jurisdiction of formation, organization or incorporation and (b) take all reasonable action to maintain all rights and franchises, licenses and permits material to its business, except to the extent failure to do so would reasonably be expected to have a Material Adverse Effect.

5.3. Payment of Taxes. Each Credit Party will, and will cause each of the OZ Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax need be paid if it is being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with the accounting principles used in the preparation of the Historical Financial Statements, shall have been made therefor.

5.4. Maintenance of Properties. Each Credit Party will, and will cause each of the OZ Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties necessary in the operation of the business of Credit Parties and the OZ Subsidiaries, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.5. Insurance. Borrower, Advisors and Advisors II will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance with respect to their business and properties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, except where failure to maintain such insurance would not reasonably be expected to have a Material Adverse Effect.

5.6. Books and Records; Inspections. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of the OZ Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries shall be made of all material financial transactions and matters involving its assets and business. Each Credit Party will, and will cause each of the OZ Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of the OZ Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested in advance; provided that absent any Event of Default the Borrower shall not be required to pay the expenses related thereto more frequently than once each fiscal year; and provided further that during the existence of an Event of Default Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary to the contrary in this Section 5.6, none of the Credit Parties nor any of the OZ Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client privilege or constitutes attorney work product.

5.7. [Reserved].

5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of the OZ Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, except in such instances in which (a) such requirement of law, rule, regulation or order is being contested in good faith by appropriate proceedings diligently conducted or (b) such noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. [Reserved].

5.10. Subsidiaries; Collateral; Additional Guarantors.

(a) In the event that any Person becomes a Domestic Subsidiary of Borrower, Borrower shall, within 45 days after such Person becomes a Domestic Subsidiary (or such longer period as Administrative Agent may agree in its discretion), (i) cause such Domestic Subsidiary to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates as are similar to those described in Sections 3.1(b) and 3.1(i) and as may be required to satisfy Section

5.10(b) below; provided that, to the extent any third party consent shall be required for the pledge of interests in any such subsidiary, such interests shall not be required to be pledged. In the event that any Person becomes a material Foreign Subsidiary of Borrower, and the ownership interests of such Foreign Subsidiary are directly owned by Borrower, Advisors or Advisors II or by any Domestic Subsidiary thereof, Borrower, Advisors or Advisors II, as applicable, shall, or shall cause such Domestic Subsidiary to take all actions necessary to grant and to perfect a First Priority Lien in favor of Administrative Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of the Voting Stock of such Foreign Subsidiary. With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to such Subsidiary; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

(b) On or prior to December 31, 2007, Borrower, Advisors and Advisors II shall, and shall cause each other Credit Party to, execute and deliver the Collateral Documents and take such actions as set forth in Schedule 5.10 in order to grant to Administrative Agent, on behalf of Secured Parties, a First Priority Lien on the Collateral.

(c) In the event that, after the Closing Date, any affiliate of a Credit Party becomes an Advisor, Borrower shall cause such Person to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement and take such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates as are similar to those described in Section s 3.1(b) and 3.1(i). In addition, Borrower shall cause such Person to comply with the requirements set forth on Schedule 5.10.

5.11. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Administrative Agent, for the benefit of Secured Parties, then such Credit Party shall promptly (but in any event not prior to December 31, 2007) take all such actions and execute and deliver, or cause to be executed and delivered, a Mortgage and any UCC or similar filings with respect to each such Material Real Estate Asset necessary to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Borrower shall, at the request of Administrative Agent, deliver, from time to time, to Administrative Agent such existing appraisals as are required by law or regulation of Real Estate Assets with respect to which Administrative Agent has been granted a Lien.

5.12. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured, after December 31, 2007, by the Collateral.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of the OZ Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Credit Party to another Credit Party; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, which shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement to the extent required by Section 5.10, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(c) current liabilities of the Credit Parties or the OZ Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.3;

(e) Indebtedness in respect of judgments or awards only to the extent, for the period and for an amount not resulting in a Default;

(f) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(g) Indebtedness in the form of either a direct obligation of a Credit Party or in the form of a guaranty by a Credit Party, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a private equity fund;

(h) Indebtedness incurred by a Credit Party arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Credit

Party pursuant to such agreements, in connection with permitted acquisitions or permitted dispositions of any business or assets of a Credit Party;

(i) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(j) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of a Credit Party;

(l) other unsecured Indebtedness, so long as (x) after giving effect to the incurrence of such Indebtedness, the Leverage Ratio does not exceed 3.00 to 1.00 and (y) no Default or Event of Default shall have occurred and be continuing;

(m) other unsecured Indebtedness in an aggregate amount not to exceed at any time $150,000,000;

(n) Indebtedness of 57 Aviation Services, LLC existing on the date hereof and any renewals, extensions, replacements and refinancings thereof; and

(o) guaranties with respect to Indebtedness permitted under clauses (a) through (n) of this Section 6.1.

6.2. Liens. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of the OZ Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(a) Liens securing the Obligations;

(b) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case (i) for amounts not yet overdue or (ii) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by the accounting principles used in the preparation of the Historical Financial Statements shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Credit Party or any of the OZ Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.1(h);

(h) Liens solely on any cash earnest money deposits made by any Credit Party or any of the OZ Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(i) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l) Liens on the assets of 57 Aviation Services, LLC securing Indebtedness permitted under Section 6.1(n); and

(m) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Credit Party or any of the OZ Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of Borrower or such OZ Subsidiary.

Notwithstanding anything to the contrary herein, no Credit Party shall, nor shall it permit any of the OZ Subsidiaries to create, incur, assume or permit to exist any Lien with respect to any rights to payment of any incentive fees that are excluded from the Collateral.

6.3. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except:

(a) so long as no Tax Distribution Event of Default exists immediately prior and after giving effect thereto, any Credit Party may, for any period for which such Credit Party is treated as a pass-through entity for federal and state income tax purposes, make Restricted Junior Payments in the form of distributions for the payment of taxes in an amount equal to federal and state income taxes that would be owed (including estimated taxes), as determined by Borrower, Advisors and Advisors II in their reasonable discretion (it being understood that benefits arising from any election under Section 754 of the Internal Revenue Code (a “754 Election”) may be disregarded in the determination), by any Person as a result of its direct or indirect ownership and its status as a partner or single owner (for federal and state income tax purposes) of such Credit Party or an OZ Subsidiary that is treated as a pass-through entity for federal and state income tax purposes; provided that such distributions pursuant to this clause (a) shall not exceed 50% of the taxable income of Credit Parties and such OZ Subsidiaries determined without regard to benefits arising from any 754 Election (less any prior distributions for estimated taxes) for such period; provided further that such percentage limitation shall be correspondingly increased to the extent that relevant federal or state tax rates increase after the Effective Date) (collectively, “Permitted Tax Distributions”);

(b) Restricted Junior Payments payable solely in the Equity Interests of such Person;

(c) any Distribution;

(d) Restricted Junior Payments to fund payments under the Expense Allocation Agreement;

(e) Restricted Junior Payments (i) in the form of Class A Shares and (ii) in cash made directly or indirectly from the proceeds of any issuances of Class A Shares;

(f) Restricted Junior Payments to the extent they are permitted under Section 6.7;

(g) to the extent not otherwise permitted under clauses (a) through (f) above, the transactions described under the heading “Distributions and Other Payments to our Existing Owners” in the S-1; and

(h) to the extent not otherwise permitted under clauses (b) through (g) above, other Restricted Junior Payments; provided that (i) no Default or Event of Default exists immediately prior to or after giving effect thereto, (ii) the aggregate amount of such Restricted Junior Payments during the prior twelve months does not exceed 100% of Free Cash Flow for the prior twelve months and (iii) after giving effect thereto, Credit Parties have cash on hand in an amount not less than all accrued and unpaid taxes of Credit Parties and the OZ Subsidiaries.

6.4. Restrictions on OZ Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any OZ Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any OZ Subsidiary to (a) pay dividends or make any other distributions on any of such OZ

Subsidiary’s Equity Interests owned by Borrower or any other OZ Subsidiary, (b) repay or prepay any Indebtedness owed by such OZ Subsidiary to Borrower or any other OZ Subsidiary, (c) make loans or advances to Borrower or any other OZ Subsidiary, or (d) transfer, lease or license any of its material property or assets to Borrower or any other OZ Subsidiary other than restrictions (i) on the transfer of partnership interests, (ii) with respect to the assignment of interests in management agreements, (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interest not otherwise prohibited under this Agreement or (iii) described on Schedule 6.4.

6.5. [Reserved].

6.6. [Reserved].

6.7. Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any OZ Subsidiary to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, except:

(a) any Credit Party may be merged with or into another Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Credit Party;

(b) upon 20 days notice prior written notice to Administrative Agent, any Credit Party may change its name, state of formation or form of organization;

(c) any Credit Party may be merged or consolidated with or into any Subsidiary; provided that such Credit Party is the surviving entity;

(d) any OZ Subsidiary that is not a Credit Party may be merged or consolidated with or into any other OZ Subsidiary that is not a Credit Party;

(e) sales or other dispositions of assets that do not constitute Asset Sales;

(f) Asset Sales, so long as, after giving effect to such Asset Sale, the Leverage Ratio does not exceed 3.00 to 1.00;

(g) any OZ Subsidiary that is not a Credit Party may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(h) disposals of obsolete, worn out or surplus property; and

(i) any Credit Party or OZ Subsidiary may make an Asset Sale to the extent it would be permitted under Section 6.3.

It is understood and agreed that this Section 6.7 shall not prohibit any change in ownership of a Credit Party or an OZ Subsidiary that is not a Credit Party that does not cause a Change of Control as long as such Person remains a Credit Party, if it was a Credit Party, and all Liens on the assets of such Person, if any, remain in full force and effect.

6.8. [Reserved].

6.9. [Reserved].

6.10. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any OZ Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Credit Party, on terms that are substantially less favorable to such Credit Party or such OZ Subsidiary, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower, Advisors and Advisors II and/or any Guarantor Subsidiary; (b) reasonable and customary compensation, reimbursement and other fees paid to members of the board of directors (or similar governing body) of Credit Parties, the OZ Subsidiaries and their Affiliates; (c) compensation and reimbursement arrangements for officers and other employees of Credit Parties, the OZ Subsidiaries and their Affiliates entered into in the ordinary course of business; (d) advances to officers of Credit Parties for personal expenses; (e) use of corporate aircraft for personal use; (f) advances of working capital to any Credit Party, (g) transfers of cash and assets to any Credit Party; (h) intercompany transactions expressly permitted by Section 6.1, Section 6.3 or Section 6.7; (i) investments in OZ Funds by officers, directors and Affiliates without the payment of normal fees or charges related thereto; or (j) transactions occurring in connection with the offering as contemplated by the S-1 or the agreements described therein.

6.11. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any OZ Subsidiary to, engage in any material line of business substantially different from (i) the investment management and financial services business or any business ancillary thereto and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.12. [Reserved].

6.13. Amendments or Waivers of Organizational Documents and Certain Agreements. No Credit Party shall nor shall it permit any OZ Subsidiary to, amend, modify or waive any of its organizational documents or the Expense Allocation Agreement in a manner materially adverse to the Lenders without obtaining the prior written consent of the Required Lenders.

6.14. Fiscal Year. Without the prior written consent of Administrative Agent, no Credit Party shall, nor shall it permit any OZ Subsidiary to, change its Fiscal Year-end from December 31.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.

Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(c) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(d) any Beneficiary, upon such terms as it deems appropriate, and subject to the provisions of this Agreement and the other Credit Documents, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, or release or discharge with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(e) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party or any OZ Subsidiary and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set-offs, recoupments and counterclaims, and (iii) promptness (subject to any applicable statute of limitations), diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five days after receiving notice from Administrative Agent of such failure to pay; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of $50,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1(e), Section 5.2 or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any OZ Subsidiary in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc.. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any OZ Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any OZ Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any OZ Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any OZ Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any OZ Subsidiary, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any OZ Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any OZ Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any OZ Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts in excess of $50,000,000 as such debts become due; or the board of directors (or similar governing body) of any Credit Party or any OZ Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any final money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $50,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any OZ Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of any Credit Party, any OZ Subsidiary or any of their respective ERISA Affiliates in excess of $80,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA.

(j) Change of Control. A Change of Control shall occur; or

(k) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Administrative Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any

Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations; and (B) Administrative Agent may enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9. AGENTS

9.1. Appointment of Agents. LCPI is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes LCPI to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. GSCP is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSCP to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party or any OZ Subsidiary or any of their respective Affiliates. Any Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date and as of the Effective Date, LCPI, in its capacity as Syndication Agent, shall have no obligations but shall be entitled to all benefits of this Section 9.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party or to any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Credit Parties and the OZ Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of such Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to such Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower, other Credit Parties and their respective Affiliates for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Credit Parties and the OZ Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Credit Parties and the OZ Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Tranche B Term Loan on the Closing Date or by the funding of any New Term Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Term Loans.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent. Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. If the Requisite Lenders have not appointed a successor Administrative Agent, Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder and in any case, Administrative Agent’s resignation shall become effective on the thirtieth day after such notice of resignation. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that Administrative Agent shall owe no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and thereof, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale or other disposition.

(c) Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement and the Pledge and Security Agreement.

9.9. Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Except in the case of notices and other communications permitted to be given by telephone, any notice or other communication herein required or permitted to be given to a Credit Party, Administrative Agent or Syndication Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each of the Credit Parties, the Lenders and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

10.2. Expenses. Borrower agrees to pay promptly (a) all the actual, reasonable, documented, out-of-pocket costs and expenses of Administrative Agent in connection with the preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the actual, reasonable, documented fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual documented costs and reasonable documented expenses of creating, perfecting and recording Liens in favor of Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual documented costs and reasonable documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual documented costs and reasonable documented expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual, documented, reasonable, out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of an Event of Default, all documented costs and expenses, including reasonable documented attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the gross negligence, bad faith or willful misconduct of that Indemnitee or (ii) a material breach of a Credit Document by such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and the Borrower or the applicable Credit Party, as the case may be; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date; or

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;

(ii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; or

(iv) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders, and no Lender may assign or otherwise transfer any of its rights hereunder except (i) to an Eligible Assignee in accordance with subsection (c) of this Section, (ii) by way of participation in accordance with subsection (g) of this section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (g)(iv) of this section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters covered in Section 2.20 and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the Business Day Assignment Agreement is received by Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan) to any Person meeting the criteria of clause (i) or (ii) of the definition of the term of “Eligible Assignee” with the consent of Borrower and Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, further, that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Tranche B Term Loan or New Term Loans of a Series of the assigning Lender) with respect to the assignment of Tranche B Term Loans.

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 by the parties to such assignment (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to GSCP or any Affiliate thereof or (z) in the case of an

Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in loans such as the applicable Loan; and (iii) it will make or invest in, as the case may be, its Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, notwithstanding anything to the contrary herein, any assignment by any Lender of all or a portion of its commitments hereunder to any of such Lender’s Affiliates shall not relieve such assigning Lender from any of its obligations hereunder unless and until such assignee shall have funded the portion of such Lender’s commitment so assigned; and provided further, that, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and (iv) any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Credit Party or any OZ Subsidiary or any of their respective Affiliates) in all or any part of its Commitments, Loans or in any other Obligation; provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Agents and the other

Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(iv) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Non-Recourse Nature of Obligations. No Person shall be personally liable (whether by operation of law or otherwise) for payments due hereunder or under any other Credit Document for the performance of any Obligations except as expressly provided in the Credit Documents. The sole recourse of each Beneficiary for satisfaction of the Obligations shall be against the Credit Parties and their assets and not against any other Person. Notwithstanding anything herein to the contrary, such assets shall not include any rights to payments with respect to any Deferred Amounts.

10.14. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.16. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO

BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.18. Confidentiality. Each Agent and each Lender shall hold all non-public information regarding the Credit Parties and their Subsidiaries and their businesses identified as such by such Credit Party and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Agent or Lender and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower, Advisors or Advisors II and their respective obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided that, unless specifically prohibited by applicable law or court order, each Agent and each Lender shall promptly notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry and service providers to the Agents the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.19. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such

Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.21. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.22. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

10.23. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.24. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower. Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Borrower, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising Borrower on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (iv) Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

10.25. Amendment and Restatement. It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated in its entirety pursuant to this Agreement and that this Agreement does not constitute a novation or termination of the Obligations existing under the Existing Credit Agreement (or serve to terminate Sections 9.6, 10.2 and 10.3 of the Existing Credit Agreement or any of Borrower’s obligations thereunder with respect to the Existing Lenders). The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 10.5 of the Existing Credit Agreement. In addition, unless specifically amended hereby or otherwise, each of the Credit Documents and the Exhibits and Schedules to the Existing Credit Agreement shall continue in full force and effect and that, from and after the Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

10.26. Reaffirmation. Each Credit Party, subject to the terms and limits contained herein reaffirms its guaranty of the Obligations pursuant to the Credit Documents to which it is a party. Each Credit Party hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendment and restatement of the Existing Credit Agreement effected pursuant to this Agreement. Each Credit Party hereby confirms that each Credit Document to which it is a party or is otherwise bound continues to be in full force and effect, and all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the amendment and restatement of the Existing Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

OZ MANAGEMENT LP
By:	Och-Ziff GP LLC, its general partner

By:	/s/ Joel Frank
Name: Joel Frank
Title: Chief Financial Officer

OZ ADVISORS LP
By:	Och-Ziff GP LLC, its general partner

By:	/s/ Joel Frank
Name: Joel Frank
Title: Chief Financial Officer

Amended and Restated Credit and Guaranty Agreement

OZ ADVISORS II LP
By:	Och-Ziff Holding LLC, its general partner

By:	/s/ Joel Frank
Name: Joel Frank
Title: Chief Financial Officer

Amended and Restated Credit and Guaranty Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Arranger, Administrative Agent and a Lender

By:
Authorized Signatory

Amended and Restated Credit and Guaranty Agreement

LEHMAN BROTHERS INC., as Arranger

By:
Name: Laurie Perper
Title: Senior Vice President

LEHMAN COMMERCIAL PAPER INC., as Syndication Agent and a Lender

By:
Name: Laurie Perper
Title: Senior Vice President

Amended and Restated Credit and Guaranty Agreement

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Tranche B Term Loan Commitments

Lender	Tranche B Term Loan Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$500,000,000.00	66 2/3%
Lehman Commercial Paper Inc.	$250,000,000.00	33 1/3%

Total	$750,000,000.00	100%

APPENDIX A - 1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

OZ MANAGEMENT LP

c/o Och-Ziff Capital Management Group LLC

9 West 57th Street, 13th Floor

New York, NY 10016

Attention: Joel Frank

Telecopier: (212) 790-0060

OZ ADVISORS LP

c/o Och-Ziff Capital Management Group LLC

9 West 57th Street, 13th Floor

New York, NY 10016

Attention: Joel Frank

Telecopier: (212) 790-0060

OZ ADVISORS II LP

c/o Och-Ziff Capital Management Group LLC

9 West 57th Street, 13th Floor

New York, NY 10016

Attention: Joel Frank

Telecopier: (212) 790-0060

APPENDIX B - 1

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Arranger, Administrative Agent and a Lender

Administrative Agent’s Principal Office:

Goldman Sachs Credit Partners L.P.

c/o Goldman, Sachs & Co.

30 Hudson Street, 17th Floor

Jersey City, NJ 07302

Attention: SBD Operations

Attention: Pedro Ramirez

Telecopier: (212) 357-4597

Email and for delivery of final financial statements for posting: gsd.link@gs.com with a copy to:

Goldman Sachs Credit Partners L.P.

1 New York Plaza

New York, New York 10004

Attention: Elizabeth Fischer

Telecopier: (212) 902-3000

APPENDIX B - 2

LEHMAN BROTHERS INC.,

as Arranger

Lehman Brothers Inc.

745 Seventh Avenue, 16th Floor

New York, NY 10019

Attention: Deal Closing & Servicing Department

Attention: John O’Shea

Telecopier: (212) 520-0450

Lehman Brothers Inc.

745 Seventh Avenue, 5th Floor

New York, NY 10019

Attention: High Grade Loan Portfolio Group

Attention: Janine Shugan

Telecopier: (917) 522-0139

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent and a Lender

Lehman Brothers Inc.

745 Seventh Avenue, 16th Floor

New York, NY 10019

Attention: Deal Closing & Servicing Department

Attention: John O’Shea

Telecopier: (212) 520-0450

Lehman Brothers Inc.

745 Seventh Avenue, 5th Floor

New York, NY 10019

Attention: High Grade Loan Portfolio Group

Attention: Janine Shugan

Telecopier: (917) 522-0139

APPENDIX B - 3

EXHIBIT A-I TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Amended and Restated Credit and Guaranty Agreement, dated as of October 26, 2007 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as Guarantor, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner and Administrative Agent, LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner, and LEHMAN COMMERCIAL PAPER INC., as Syndication Agent.

Pursuant to Section 2.1 of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [                ], 20[    ] (the “Credit Date”):

Tranche B Term Loans
• Base Rate Loans:	$[ , , ]

• Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[ , , ]

Borrower hereby certifies that:

(i) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date;

(ii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

Date: [ ], 20[ ]	OZ MANAGEMENT LP

	By:	Och-Ziff GP LLC,
Its General Partner

By:
Name:
Title:

EXHIBIT A-1-1

EXHIBIT A-2 TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

CONVERSION NOTICE

Reference is made to the Amended and Restated Credit and Guaranty Agreement, dated as of October [    ], 2007 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as Guarantor, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner and Administrative Agent, LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner, and LEHMAN COMMERCIAL PAPER INC., as Syndication Agent.

Pursuant to Section 2.9 of the Credit Agreement, Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [                 ], 20[    ]:

Tranche B Term Loans:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)
$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)
$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

Borrower hereby certifies that as of the date hereof, no Default or Event of Default has occurred and is continuing.

Date: [ ], 20[ ]	OZ MANAGEMENT LP
	By:	Och-Ziff GP LLC, Its General Partner
By:
Name:
Title:

EXHIBIT A-2-1

EXHIBIT B TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

NOTE

$[1][    ,    ,    )

[2] [mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount [1][DOLLARS] ($[1][    ,    ,    ]) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until such principal amount is paid in full, at the interest rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit and Guaranty Agreement, dated as of October 26, 2007 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as Guarantor, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner and Administrative Agent, LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner, and LEHMAN COMMERCIAL PAPER INC., as Syndication Agent.

Borrower shall make principal payments on this Note as set forth in Section 2.12 of the Credit Agreement.

This Note is one of the “Notes” referred to in the Credit Agreement in the aggregate principal amount of $750,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

EXHIBIT B-1

Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

OZ MANAGEMENT LP

BY:	Och-Ziff GP LLC,
Its General Partner

By:
Name:
Title:

EXHIBIT B-3

EXHIBIT C TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of Och-Ziff GP LLC, the general partner of OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”).

2. I have reviewed the terms of that certain Amended and Restated Credit and Guaranty Agreement, dated as of October 26, 2007 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as Guarantor, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner and Administrative Agent, LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner, and LEHMAN COMMERCIAL PAPER INC., as Syndication Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and the OZ Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any Event of Default or Default as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event and the action which Borrower has taken, is taking, or proposes to take with respect to each such Event of Default or Default.

4. Attached hereto as Annex B are the computations showing compliance with the covenants set forth in Section 6.1(1), 6.3(b) and 6.7(f).

The foregoing certifications, together with the computations set forth in the Annex B hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(c) of the Credit Agreement.

OZ MANAGEMENT LP
By:	Och-Ziff GP LLC, Its General Partner
By:
Name:
Title: Chief Financial Officer

EXHIBIT C-1

ANNEX A TO

COMPLIANCE CERTIFICATE

[Attach financial statements]

EXHIBIT C-A-1

ANNEX B TO

COMPLIANCE CERTIFICATE

The information described herein is as of [                ], 20[    ], and pertains to the Fiscal [Quarter] [Year] ending [                ],

20[    ].

[Set forth covenant calculations]

EXHIBIT C-B-1

EXHIBIT D TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

OPINIONS OF COUNSEL

[Intentionally Omitted]

EXHIBIT D-1

EXHIBIT E TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:	[and is an Affiliate/Approved Fund1]

3. Borrower:	OZ MANAGEMENT LP

4. Administrative Agent:	GOLDMAN SACHS CREDIT PARTNERS L.P., as administrative agent under the Credit Agreement

5. Credit Agreement:	The Amended and Restated Credit and Guaranty Agreement dated as of October 26, 2007 among OZ MANAGEMENT LP, (“Borrower”), OZ ADVISORS LP (“Advisors”), as Guarantor, OZ ADVISORS II LP (“Advisors II”), as Guarantor, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner and Administrative Agent, LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner, and LEHMAN COMMERCIAL PAPER INC., as Syndication Agent

[1]	Select as applicable

EXHIBIT E-1

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount, of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%

$	$	%

$	$	%

Effective Date:                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT E-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]3 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Title:

[Consented to:][4]

OZ MANAGEMENT LP

By:	Och-Ziff GP LLC, Its General Partner

By:
Title:

[3]	To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

EXHIBIT E-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements. of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

With respect to Assigned Interests for Loans, from and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.5

[5]	Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate: “From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such

EXHIBIT E-4

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

EXHIBIT E-5

EXHIBIT F TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Amended and Restated Credit and Guaranty Agreement, dated as of October 26, 2007 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as Guarantor, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner and Administrative Agent, LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner, and LEHMAN COMMERCIAL PAPER INC., as Syndication Agent. Pursuant to Section 2.20(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT F-1

EXHIBIT G-1 TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

[Intentionally Omitted]

EXHIBIT G-1-1

EXHIBIT G-2 TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

[Intentionally Omitted]

EXHIBIT G-2-1

EXHIBIT H TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Amended and Restated Credit and Guaranty Agreement, dated as of October 26, 2007 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as Guarantor, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner and Administrative Agent, LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner, and LEHMAN COMMERCIAL PAPER INC., as Syndication Agent.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date;

(c) no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

(d) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and

(e) [the undersigned hereby (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to Administrative Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Administrative Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement.]

EXHIBIT H-1

Section 2. The undersigned agrees from time to time, upon reasonable request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

[Remainder of page intentionally left blank]

EXHIBIT H-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]
By:
Name:
Title:

Address for Notices:

Attention:
Telecopier
with a copy to:

Attention:
Telecopier
ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent
By:
Name:
Title:

EXHIBIT H-3

EXHIBIT I TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY NOTE

New York, New York

[             ,     ], 20[     ]

FOR VALUE RECEIVED, each of the undersigned, as Maker, severally and not jointly, hereby unconditionally promises to pay to the order of each of the undersigned, as Payee, advances of principal (“Advances”) made from time to time by such Payee to such Maker as shown on the books and records of OZ MANAGEMENT LP, a Delaware limited partnership (“Company”), OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), and OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), together with interest from the date of the making of any such Advance, whether or not such Advance is made prior to or on or after the date hereof) on the unpaid principal thereof until paid in full at the interest rate per annum as stated in the attached schedule in respect of Advances made from time to time by a particular Payee to a particular Maker.

The unpaid principal of any Advances and all accrued and unpaid interest thereon, owing by any Maker to any Payee shall be due and payable on demand of such Payee.

Whenever any payment on this Intercompany Note (this “Note”) shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

Except as provided herein, Maker reserves the right to prepay the outstanding principal amount of this Note, in whole or in part, at any time and from time to time, without premium or penalty; provided that interest shall be paid on the amount prepaid to and including the date of prepayment.

This Note is one of the promissory notes contemplated by Section 6.1(b) of that certain Amended and Restated Credit and Guaranty Agreement, dated as of October 26, 2007 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein as therein defined), by and among Company, as Borrower, Advisors, as Guarantor, Advisors II, as Guarantor, certain Subsidiaries of Company, as Guarantors, the Lenders party thereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner and Administrative Agent, LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner, and LEHMAN COMMERCIAL PAPER INC., as Syndication Agent.

Each Maker shall be entitled to deem and treat any Payee, or such person who has been so identified by the transferor in writing to such Maker as the holder of this Note, as the owner and holder of this Note. This Note will, forthwith upon its issuance by Maker, be endorsed in blank and undated; provided, however, that nothing contained herein or of the endorsement hereof shall allow Administrative Agent to demand payment under this Note prior to the occurrence of an Event of Default.

In addition to, and not in limitation of, the foregoing, Makers agree, jointly and severally, to pay all costs and expenses, including reasonable attorneys’ fees, incurred in connection with the collection and enforcement of this Note.

Each Maker, for itself and any of its successors and assigns, hereby waives diligence, presentment, protest, demand and notice of any kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

EXHIBIT I-1

No delay on the part of any Payee in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by such Payee, of any right or remedy shall preclude any other or further exercise of any other right or remedy.

Payment of the principal of, and interest on, this Note is expressly subordinated and subject in right of payment to the prior payment in full of all obligations of each Maker (whether as borrower, guarantor or pledgor) under any of the Credit Documents, and the outstanding principal amount of this Note shall be reduced pro tanto by the amount of any payment made by each Maker in respect of its Obligations under any Credit Document. By acceptance of this Note, the holder agrees to be bound by the subordination provisions of this paragraph.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF MAKERS AND PAYEES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

In case any provision in or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

[Remainder of page intentionally left blank.]

EXHIBIT I-2

IN WITNESS WHEREOF, each of the undersigned has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first above written.

OZ MANAGEMENT LP
By:	Och-Ziff GP LLC, Its General Partner
By:
Name:
Title:
OZ ADVISORS LP
By:	Och-Ziff GP LLC, Its General Partner
By:
Name:
Title:
OZ ADVISORS II LP
By:	Och-Ziff Holding LLC, Its General Partner
By:
Name:
Title:
[SUBSIDIARIES]
By:
Name:
Title:

EXHIBIT I-3

TRANSACTIONS ON INTERCOMPANY NOTE

Maker:	Payee:

Date	Amount of Advance Made This Date	Interest Rate on Advance Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Amount of Interest Paid This Date	Notation Made By

EXHIBIT I-4

ENDORSEMENT

The undersigned hereby assigns and transfers to the order of                     , the attached Intercompany Note.

Date: , 20	OZ MANAGEMENT LP
	By:	Och-Ziff GP LLC, Its General Partner
By:
Name:
Title:
OZ ADVISORS LP
	By:	Och-Ziff GP LLC, Its General Partner
By:
Name:
Title:
OZ ADVISORS II LP
	By:	Och-Ziff Holding LLC, Its General Partner
By:
Name:
Title:
[SUBSIDIARIES]
By:
Name:
Title:

EXHIBIT I-5

EXHIBIT J TO

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [                , 20    ] (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as Guarantor, certain Subsidiaries of Borrower, as Guarantors (“Subsidiaries”), and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Amended and Restated Credit and Guaranty Agreement, dated as of October 26, 2007 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Advisors, as Guarantor, Advisors II, as Guarantor, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, GSCP, as Joint Lead Arranger, Joint Bookrunner and Administrative Agent, LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner, and LEHMAN COMMERCIAL PAPER INC., as Syndication Agent.

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may request New Term Loan Commitments in an amount not to exceed $200,000,000 in the aggregate and not less than $20,000,000 individually by entering into one or more Joinder Agreements with the New Term Loan Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”); (ii) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent and Syndication Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to Administrative Agent and Syndication Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Lender hereby agrees to make its Commitment on the following terms and conditions1:

1.	Applicable Margin. The Applicable Margin for each Series [ ] New Term Loan shall mean, as of any date of determination, [ ]% per annum

2.	Principal Payments. Borrower shall make principal payments on the Series [ ] New Term Loans in installments on the dates and in the amounts set forth below:

[1]	Insert completed items 1-7 as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.24 of the Credit Agreement.

EXHIBIT J-1

(A) Payment Date	(B) Scheduled Repayment of Series [ ] New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
TOTAL	$

3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [ ] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [ ] New Term Loans in accordance with Sections 2.12, 2.13 and 2.14 of the Credit Agreement respectively, and the final installment payable by Borrower in respect of the Series [ ] New Term Loans shall be in an amount, if such amount is different from the amount specified above, sufficient to repay all amounts owing by Borrower under the Credit Agreement with respect to the Series [ ] New Term Loans.

4.	Fees. Borrower agrees to pay each New Term Loan Lender its Pro Rata Share of an aggregate fee equal to [ , ] on [ , ].

5.	Proposed Borrowing. This Agreement represents Borrower’s request to borrow Series [ ] New Term Loans from New Term Loan Lender as follows (the “Proposed Borrowing”):

a. Business Day of Proposed Borrowing:	,

b. Amount of Proposed Borrowing: $

c. Interest rate option:	• a. Base Rate Loan(s)
• b. Eurodollar Rate Loans with an initial Interest

EXHIBIT J-2

Period of              month(s)

6.	[New Lenders. Each New Term Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of New Term Loans Series New Term Loans that such New Term Loan Lender shall become a “LendeP” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][2]

7.	Credit Agreement Governs. Except as set forth in this Agreement, Series [ ] New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

8.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and Borrower hereby certify that:

i.	The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof; except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;

ii.	No Default or Event of Default has occurred and is continuing before or after giving effect to the Proposed Borrowing contemplated hereby; and

iii.	Borrower has performed in all material respects all agreements and satisfied all conditions (including, without limitation, Sections 2.24 and 3.2 of the Credit Agreement), which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

9,	Borrower Covenants. By its execution of this Agreement, Borrower hereby covenants that:

i.	Borrower shall make any payments required pursuant to Section 2.18(c) of the Credit Agreement in connection with the New Loan Commitments;

ii.	Borrower shall deliver or cause to be delivered all other legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement; and

iii.	Set forth on the attached Officers’ Certificate are the calculations (in reasonable detail) demonstrating pro forma compliance with a Leverage Ratio of not greater than 3.00 to 1.00 after giving effect to the New Term Loan Commitments and the New Term Loans funded thereunder or contemplated to be funded thereunder.

10.	Eligible Assignee. By its execution of this Agreement, each New Term Loan Lender represents and warrants that it is an Eligible Assignee.

11.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Term Loan Lender shall be as set forth below its signature below.

12.	Non-US Lenders. For each New Term Loan Lender that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Term Loan Lender may be required to deliver to Administrative Agent pursuant to subsection 2.20(c) of the Credit Agreement.

[2]	Insert bracketed language if the lending institution is not already a Lender.

EXHIBIT J-3

13.	Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the Series [ ] New Term Loans made by New Term Loan Lenders in the Register.

14.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

15.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

16.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPALS THEREOF.

17.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

18.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

EXHIBIT J-4

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [                ,     ].

[NAME OF LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

OZ MANAGEMENT LP

By:	Och-Ziff GP LLC,
Its General Partner

By:
Name:
Title:

OZ ADVISORS LP

By:	Och-Ziff GP LLC,
Its General Partner

By:
Name:
Title:

OZ ADVISORS II LP

By:	Och-Ziff Holding LLC,
Its General Partner

By:
Name:
Title:

EXHIBIT J-5

[SUBSIDIARIES]

By:
Name:
Title:

EXHIBIT J-6

Consented to by:
GOLDMAN SACHS CREDIT PARTNERS, L.P., as Administrative Agent

By:
Authorized Signatory

EXHIBIT J-7

SCHEDULE A

TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ ]	New Term Loan Commitment	$

Total: $

EXHIBIT J-8

Schedule 1

OZ Funds

OZ Global Special Investments Master Fund, L.P.

OZ Global Special Investments Intermediate Fund, L.P.

OZ Global Special Investments, Ltd.

OZ Global Special Investments, L.P.

Och-Ziff Capital Structure Arbitrage Master Fund, Ltd.

Och-Ziff Capital Structure Arbitrage Domestic Fund, L.P.

Och-Ziff Capital Structure Arbitrage Overseas Intermediate Fund, L.P.

Och-Ziff Capital Structure Arbitrage Overseas Fund, Ltd.

OZ Master Fund, Ltd.

OZ Special Funding (OZMD), L.P.

OZ Domestic Partners, L.P.

OZ Domestic Partners II, L.P.

OZ Overseas Fund, Ltd.

OZ Overseas Fund II, Ltd.

OZ Overseas Intermediate Fund, L.P.

OZ Overseas Intermediate Fund II, L.P.

OZ Europe Master Fund, Ltd.

OZ Special Funding (OZME), L.P.

OZ Europe Domestic Partners, L.P.

OZ Europe Domestic Partners II, L.P.

OZ Europe Overseas Fund, Ltd.

OZ Europe Overseas Fund II, Ltd.

OZ Europe Overseas Intermediate Fund, L.P.

OZ Europe Overseas Intermediate Fund II, L.P.

OZ Asia Master Fund, Ltd.

OZ Special Funding (OZAS), L.P.

OZ Asia Domestic Partners, L.P.

OZ Asia Overseas Fund, Ltd.

OZ Asia Overseas Intermediate Fund, L.P.

Och-Ziff Real Estate BP Fund, L.P.

Och-Ziff Real Estate TE Fund, L.P.

Och-Ziff Real Estate Fund, L.P.

Och-Ziff Real Estate Sponsor Co-Investment Fund, L.P.

Och-Ziff Real Estate Management, L.L.C.

Och-Ziff Real Estate Advisors, L.L.C.

OZ 2004 GP, LLC (and its successor, OZ 2004 GP, LP)

OZ 2004 Investment Partners, L.L.C. (and its successor, OZ 2004 Investment Partners, LP)

1

Schedule 4.1

Jurisdictions of Organization and Qualification

Credit Party	Jurisdiction of Organization
OZ Management LP	Delaware
OZ Advisors LP	Delaware
OZ Advisors II LP	Delaware

2

Schedule 4.2

Equity Interests and Ownership

Please see attached.

3

4

Schedule 4.7

Liabilities

None.

5

Schedule 4.12

Payment of Taxes

None.

6

Schedule 6.1

Indebtedness

None.

7

Schedule 6.4

Restrictions on OZ Subsidiary Distributions

None.

8